Exhibit 99.1

Noble Corporation plc Devonshire House 1 Mayfair Place London W1J 8AJ England

PRESS RELEASE

NOBLE CORPORATION PLC DIRECTOR ASHLEY ALMANZA

TO STEP DOWN FROM BOARD

LONDON, October 29, 2014 - Noble Corporation plc (NYSE:NE) today announced that Ashley Almanza informed the Company’s Board of Directors that he has decided to resign his position on the Board effective with the selection of his replacement.

Mr. Almanza is the Chief Executive Officer of G4S, a leading global integrated security company specializing in the provision of security products, services and solutions, and has served on Noble’s board since June 2013. In light of Mr. Almanza’s other business commitments and with the successful completion of the Paragon Offshore spin-off in August, he has decided the timing is right to step down from the Noble Board. Mr. Almanza stated, “I thoroughly enjoy serving as a director of Noble and have great confidence in management and the Board. However, I believe this is the right time to step down given my other commitments.”

David W. Williams, Chairman, President and Chief Executive Officer of Noble Corporation plc, said, “We greatly appreciate the guidance and insight Ashley offers as a director of Noble. He has provided valuable support to me, the Board and the Company.”

The Company has commenced a search for Mr. Almanza’s replacement and expects to find a replacement in the near future.

About Noble Corporation

Noble is a leading offshore drilling contractor for the oil and gas industry. The Company owns and operates one of the most modern, versatile and technically advanced fleets in the offshore drilling industry. Noble performs, through its subsidiaries, contract drilling services with a fleet of 35 offshore drilling units, consisting of 20 semisubmersibles and drillships and 15 jackups,

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focused largely on ultra-deepwater and high-specification jack-up drilling opportunities in both established and emerging regions worldwide. Noble is a public limited company registered in England and Wales with company number 08354954 and registered office at Devonshire House, 1 Mayfair Place, London, W1J 8AJ England. Additional information on Noble is available at www.noblecorp.com.

For additional information, contact:

For Investors:	Jeffrey L. Chastain,
Vice President – Investor Relations and Corporate Communications,
Noble Drilling Services Inc., 281-276-6383
For Media:	John S. Breed,
Director of Investor Relations and Corporate Communications,
Noble Drilling Services Inc., 281-276-6729